Exhibit 99.1

GREAT ELM CAPITAL CORP.

8.25% Senior Notes due 2020

NOTICE OF OPTIONAL FULL REDEMPTION

Aggregate Principal Amount	Description of Notes	CUSIP No.	ISIN No.
$33,645,525	8.25% Senior Notes due 2020	390320 208	US3903202089

Reference is made to the Indenture, dated as of June 3, 2013 (the “Base Indenture”), by and between Full Circle Capital Corporation (“Full Circle”) and U.S. Bank National Association, as trustee (the “Trustee” and “Paying Agent”), as supplemented by the First Supplemental Indenture, between Full Circle and the Trustee (the “First Supplemental Indenture”), and the Second Supplemental Indenture, dated as of November 3, 2016, by and among Great Elm Capital Corp. (the “Company”), Full Circle and the Trustee (together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), governing the Company’s 8.25% Senior Notes due June 30, 2020 (the “Notes”). Any capitalized term used but not otherwise defined herein has the meaning assigned to such term in the Indenture.

1.

NOTICE IS HEREBY BEING GIVEN BY GREAT ELM CAPITAL CORP., to the Holders of the Notes of a redemption of the Notes, pursuant to Section 1104 of the Base Indenture and Section 1.01(h) of the First Supplemental Indenture as follows:

Redemption Date: October 20, 2017.

Principal Amount of Notes to be Redeemed: $33,645,525

Redemption Price: The redemption price will be 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to, but not including, the Redemption Date.  Interest on the Notes accrues at a rate of 8.25% per annum, payable  quarterly on March 30, June 30, September 30 and December 30 of each year. The amount of accrued and unpaid interest to be paid to Holders pursuant to the redemption represents interest accrued from September 30, 2017, the last Interest Payment Date prior to the Redemption Date, to, but not including, the Redemption Date.

2.	Pursuant to the Governing Documents, payment of the Redemption Price on the Bonds called for redemption will be paid upon presentation, surrender thereof can be made in the following manner:

Delivery Instructions:

U.S. Bank

Global Corporate Trust Services

111 Fillmore Avenue E

St. Paul, MN  55107

Bondholders presenting their bonds in person for same day payment must surrender their bond(s) by 1:00 P.M. CST on the Redemption Date and a check will be available for pick up after 2:00 P.M. CST.  Checks not picked up by 4:30 P.M. CST will be mailed out to the bondholder via first class mail.  If payment of the Redemption Price is to be made to the registered owner of the Bond, you are not required to endorse the Bond to collect the Redemption Price.

3.

On the Redemption Date, the Redemption Price will become due and payable on Notes called for redemption and, unless the Company defaults in making such redemption payment, interest on Notes called for redemption shall cease to accrue on and after the Redemption Date.

4.

For a list or redemption requirements please visit our website at www.usbank.com/corporatetrust and click on the “Bondholder Information” link for Redemption instructions.  You may also contact our Bondholder Communications team at 1-800-934-6802 Monday through Friday from 8 AM to 6 PM CST.

IMPORTANT NOTICE

Federal law requires the Paying Agent to withhold taxes at the applicable rate from the payment if an IRS Form W-9 or applicable IRS Form W-8 is not provided.  Please visit www.irs.gov for additional information on the tax forms and instructions.

*The Undersigned shall not be held responsible for the selection or use of the CUSIP number in this Redemption Notice, nor is any representation made as to its correctness.  It is included solely for the convenience of the Holders.

EACH HOLDER IS URGED TO CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF REDEMPTION TO SUCH HOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

Dated: September 20, 2017

By:  U.S. Bank National Association,

as Trustee or Agent